Exhibit 99.1

Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

Polymer Group, Inc. Reports Second Quarter and Six-Month Results

Company Expects New Capacity Installations and Business Improvement Initiatives to Contribute to Improved Results for the Remainder of the Year

For Immediate Release

Tuesday, August 15, 2006

[CHARLOTTE, N.C.] --- Polymer Group, Inc. (PGI) (OTC Bulletin Board: POLGA / POLGB) reported results from operations for the second quarter and six-month period ended July 1, 2006.

Highlights included:

•                  Sales increased 5.4% to $248.7 million over the second quarter of 2005 and 6.0% for the first six months compared to the same period of the prior year.

•                  Gross profit was $36.5 million in the second quarter and $79.7 million for the first six months compared to $41.9 million and $85.9 million, respectively, the prior year, impacted primarily by higher manufacturing costs resulting from lower efficiencies associated with weak volumes in certain market segments and higher raw material costs that were not fully mitigated during the quarter due to timing lags associated with contracted business.

•                  Business improvement initiatives and new program platforms were initiated during the quarter to drive profitability going forward.

GLOBAL EXPANSION PROGRESS

Additionally, the company reported that each of the three capacity installations initiated in late 2004 and 2005 are complete and at various stages of start-up.  During the quarter, the company successfully addressed start-up issues at its Cali, Colombia plant that negatively impacted results for the first half of 2006.  These issues have been fully resolved and the Cali line was operating at commercial production rates by the end of the second quarter.

PGI held a commissioning ceremony on June 20, 2006 for its new line in Mooresville, NC.  The line started up during the quarter and has initiated production of lightweight material.  This line is expected to continue ramping up during the third quarter and to be at commercial production rates by the end of the quarter.

The new facility in Suzhou, China is complete and the line is fully installed.  First shipments were made from the line in the third quarter and the line will continue to ramp up through the end of the year.  Capital expenditures for the lines are predominantly complete, with approximately $11 million remaining to be paid at the end of the second quarter associated with the new lines.

As previously announced, the company intends to begin construction on a new line near Buenos Aires, Argentina that is expected to be complete by the end of 2007.

SECOND QUARTER AND YEAR-TO-DATE RESULTS

Polymer Group’s chief executive officer, James L. Schaeffer, stated, “During the second quarter, PGI experienced a number of factors that negatively impacted results.  However, I believe the second quarter is not an accurate representation of the on-going performance potential of the company.  We not only implemented specific initiatives to lower our costs and improve profitability, we also shifted to a commercialization focus on all three of our major capacity expansion projects during the quarter.  We believe these efforts will result in improved relative performance building in the latter half of 2006 and into fiscal 2007.”

Net sales for the second quarter of 2006 were $248.7 million, up $12.8 million over the second quarter of 2005.  Sales growth was driven primarily by higher volumes, improved mix and the effects of higher selling prices as a result of higher raw material costs.  The majority of the volume gains occurred in the Latin American and U.S. nonwoven markets.  The volume growth in Latin America was primarily the result of the new line in Cali, Colombia ramping up during the quarter and in the United States nonwoven markets volume increased due to new business programs.  These gains were partially offset by volume decreases associated with continued weaknesses in certain commodity markets of the Oriented Polymers Division (OPD) and lower volumes in certain consumer segments due to what the company believes to be inventory adjustments by customers in response to major retailers reducing their working capital levels.  The company anticipates that these adjustments will fully work their way through the supply chain and that normal demand will resume in the second half of the year.

Gross profit decreased $5.5 million to $36.5 million for the second quarter due primarily to higher manufacturing costs as manufacturing inefficiencies resulted from lower volumes in the OPD businesses and at certain locations in the nonwovens business associated with the consumer volume decline.  Additionally, raw material costs increased during the quarter following lower costs in the first quarter of 2006.  In general, with respect to contracted business, there is usually a one-quarter lag between the change in raw material cost and the change in sales price.  As such, the company was not able to fully mitigate the higher costs during the quarter through mix improvement and price increases.  As a result of the above, the gross margin decreased to 14.7% during the quarter compared to 17.8% for the same period the prior year.

Selling, general and administrative costs during the quarter improved as a percent of sales to 10.3% compared to 11.0 % for the second quarter of 2005.

During the second quarter, there were a number of charges recognized that negatively impacted operating income.  The company initiated several business improvement initiatives, primarily to lower its costs in the OPD businesses where it has experienced weak commodity market demand.  Additionally, the company implemented changes in its European business, which included the decision to close its plant in Molnlycke, Sweden and previously reported management changes.  The result of the Sweden plant closure and adjustments to certain OPD asset values was the recognition of $7.9 million of non-cash asset impairment charges taken in the quarter.  Additionally, the company recorded restructuring and plant realignment charges of $2.7 million, primarily associated with separation costs of European personnel, along with profit improvement initiatives related to the OPD businesses, the Sweden plant closure and the previously announced corporate consolidation activities.  These initiatives are expected to result in lower costs in the latter portion of the year.

Additionally, during the first five months of fiscal 2006, the company actively pursued a potential acquisition.  In conjunction with this effort, the company incurred approximately $3.7 million of costs, which were primarily comprised of third-party professional fees. During the second quarter of fiscal 2006, the negotiations with respect to the potential acquisition reached an impasse and the company abandoned its efforts to consummate the acquisition. Accordingly, all costs with respect to the acquisition were charged to abandoned acquisition costs in the second quarter of fiscal 2006.

As a result of the above, the company reported an operating loss of $5.8 million during the quarter compared to operating income of $16.0 million for the second quarter of 2005.

In November 2005, the company refinanced its senior credit facility resulting in lower comparable interest rates.  As such, interest expense was $1.1 million lower in the quarter compared to the prior year.  Additionally, the company recognized an income tax benefit of $1.8 million in the second quarter of 2006 compared to income tax expense of $3.1 million in the second quarter of 2005.  In the second quarter of 2005, the company recorded accrued and paid-in-kind dividends on PIK preferred shares (PIK shares) of $2.4 million, whereas there were no dividends recorded in the second quarter of 2006.  In September 2005, the PIK shares were redeemed or converted to common equity shares.  As a result, Polymer Group reported a net loss applicable to shareholders for the second quarter of $12.6 million compared to net income applicable to common shareholders of $1.7 million the prior year.

For the six months ended July 1, 2006, sales were $509.1 million, up $28.9 million, or 6.0%, from the same period in 2005.  Due primarily to the issues described above related to the second quarter, the company’s year-to-date gross profit was $79.7 million compared to $85.9 million for the prior year six-month period.  Operating income in the first six months of 2006 was $2.8 million and net loss applicable to shareholders for the first six months of 2006 amounted to $14.2 million.

“PGI has put tremendous effort into ensuring that we have the right long-term strategy in place to serve our customers on a global basis, grow with the industry and position the company to be the industry leader.  I am convinced our expansion strategy is sound in its execution and we continue to identify opportunities for growth such as the new project in Argentina that is getting underway.  Our focus on innovation, and the patent portfolio that underpins our proprietary position in the market, is paying off and we continue to be recognized as an innovative leader in our industry.  While the second quarter was challenging, I am encouraged by our future prospects and the benefits we expect to see in the second half of the year and into 2007,” Schaeffer said.

Willis (Billy) C. Moore III, PGI’s chief financial officer, added, “While profit was impacted by the various charges and business challenges experienced during the quarter, we continued to focus on managing our balance sheet to optimize cash flow.  We were able to reduce our borrowings by $11 million and operating working capital (defined as accounts receivable plus inventory less accounts payable) as a percent of annualized sales for the quarter decreased to 16.2% compared to 18.2% the prior year.”

During June 2006, the company and an equipment supplier negotiated the resolution of an ongoing dispute and entered into two settlement agreements, which documented the terms of the resolution. The settlement agreements consist of (i) an agreement providing that the company be reimbursed by the equipment supplier, in the amount of 2.5 million Euros, for excess operating costs and expenses and lost profits, which the company has experienced during the past nine months; and (ii) an agreement which provides that the equipment supplier compensate the company, in the amount of 1.5 million Euros, for technical support and services provided by the company to the equipment supplier during the aforementioned time frame. Under the settlement agreements, the company agreed to accept the equipment received from the supplier and to release a final payment due to the equipment supplier under the original terms of a pre-existing contract.

In late July and August 2006, the company reviewed the settlement agreements and the relationship of these agreements with other services agreed to be purchased by the company from this equipment supplier and drafts of other contracts currently being negotiated with this equipment supplier. As a result of these reviews, uncertainties have arisen regarding the economic substance of the cash proceeds expected to be received under the terms of the settlement agreements.  Accordingly, the company has concluded, based on these uncertainties and currently available information, that the appropriate accounting treatment under generally accepted accounting principles is to defer recognition of any and all income associated with the settlement agreements until such uncertainties are resolved. Therefore, no financial statement recognition has been attributed to the settlement agreements by the company as of and for the three and six month periods ended July 1, 2006.  More detail regarding these transactions is available in the company’s Quarterly Report on Form 10-Q.

“PGI is committed to maintaining the integrity of our financial reporting.  We believe the steps we have taken to assess and properly reflect the above mentioned transactions in the financial statements for the quarter ended July 1, 2006 have accomplished that objective,” said Moore.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 21 manufacturing facilities in 10 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of the date of this release. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; inability to meet existing debt covenants; information and technological advances; changes in environmental laws and regulations; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; inability to achieve successful start-up on new production lines; domestic and foreign competition; reliance on major customers and suppliers; and risks related to operations in foreign jurisdictions.  Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:

Dennis Norman
Vice President — Strategic Planning & Communication
(704) 697-5186
normand@pginw.com

POLYMER GROUP, INC.
Consolidated Statements of Operations (Unaudited)
Three Months Ended July 1, 2006,
Three Months Ended April 1, 2006 and
Three Months Ended July 2, 2005
(In Thousands, Except Per Share Data)

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	July 1,	April 1,	July 2,
	2006	2006	2005
Net sales	$248,706	$260,441	$235,853

Cost of goods sold	212,253	217,237	193,910
Gross profit	36,453	43,204	41,943
Selling, general and administrative expenses	25,555	32,398	25,862

Asset impairment charges	7,856	—	—
Restructuring and plant realignment costs	2,740	1,633	5
Abandoned acquisition costs	3,670	—	—
Foreign currency loss, net	2,405	567	70

Operating income (loss)	(5,773)	8,606	16,006

Other expense (income):
Interest expense, net	7,079	6,518	8,168
Minority interests	952	884	1,054
Other (gain) loss, net	564	491	(426)

Income (loss) before income tax expense (benefit)	(14,368)	713	7,210

Income tax expense (benefit)	(1,816)	2,318	3,140

Net income (loss)	(12,552)	(1,605)	4,070

Accrued and paid-in-kind dividends on PIK preferred shares	—	—	2,357

Income (loss) applicable to common shareholders	$(12,552)	$(1,605)	$1,713

Average common shares outstanding	19,289	19,273	10,425

Income (loss) per common share:
Basic	$(0.65)	$(0.08)	$0.16

Diluted	$(0.65)	$(0.08)	$0.16

Selected Financial Data

Depreciation and amortization expense included in operating income	$14,563	$14,438	$13,671

Noncash compensation costs included in operating income	$545	$3,823	$1,094

Amortization of loan acquisition costs	$345	$325	$503

Capital expenditures	$15,591	$30,845	$24,735

POLYMER GROUP, INC.
Consolidated Statements of Operations (Unaudited)
Six Months Ended July 1, 2006 and
Six Months Ended July 2, 2005
(In Thousands, Except Per Share Data)

	Six Months	Six Months
	Ended	Ended
	July 1,	July 2,
	2006	2005
Net sales	509,147	$480,214

Cost of goods sold	429,490	394,354

Gross profit	79,657	85,860

Selling, general and administrative expenses	57,954	53,329

Asset impairment charges	7,856	—
Restructuring and plant realignment costs	4,373	9
Abandoned acquisition costs	3,670	—
Foreign currency loss, net	2,972	94

Operating income	2,832	32,428

Other expense (income):
Interest expense, net	13,596	16,034
Minority interests	1,836	1,988
Other (gain) loss, net	1,054	(765)

Income (loss) before income tax expense	(13,654)	15,171

Income tax expense	502	5,935

Net income (loss)	(14,156)	9,236

Accrued and paid-in-kind dividends on PIK preferred shares	—	13,208

Loss applicable to common shareholders	$(14,156)	$(3,972)

Average common shares outstanding	19,281	10,422

Loss per common share:
Basic	$(0.73)	$(0.38)

Diluted	$(0.73)	$(0.38)

Selected Financial Data

Depreciation and amortization expense included in operating income	$28,992	$26,830

Noncash compensation costs included in operating income	$4,368	$1,505

Amortization of loan acquisition costs	$669	$1,007

Capital expenditures	$46,436	$34,829

POLYMER GROUP, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(In Thousands)

	July 1, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$19,523	$30,963
Accounts receivable, net	126,297	120,668
Inventories	125,630	119,663
Other	30,169	27,458
Total current assets	301,619	298,752
Property, plant and equipment, net	438,198	421,997
Intangibles and loan acquisition costs, net	35,789	37,329
Other assets	10,598	6,923
Total assets	$786,204	$765,001

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$90,385	$82,371
Accrued expenses and other	38,455	33,691
Current portion of long-term debt and short-term borrowings	9,041	9,243
Total current liabilities	137,881	125,305

Long-term debt	413,536	405,955
Other noncurrent liabilities	86,046	85,648
Total liabilities	637,463	616,908
Minority interests	16,648	16,611

16% Series A convertible pay-in-kind preferred shares	—	—

Shareholders' equity	132,093	131,482
Total liabilities and shareholders' equity	$786,204	$765,001